                                                                   EXHIBIT 10(t)



                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                              WMS INDUSTRIES INC.,

                                      AND

                        BALLY GAMING INTERNATIONAL, INC.

                           DATED AS OF JUNE 21, 1995

                               TABLE OF CONTENTS

 1.The Merger..............................................................   1
    1.1     The Merger....................................................    1
    1.2     Consummation of the Merger....................................    2
    1.3     Effective Time................................................    2
    1.4     Effect of the Merger..........................................    2
    1.5     Certificate of Incorporation; By-Laws.........................    2
    1.6     Directors and Officers........................................    2
    1.7     Further Actions...............................................    2
 2.Conversion and Exchange of Shares.......................................   2
    2.1     Exchange Ratio................................................    2
    2.2     Exchange Procedures...........................................    3
    2.3     Dividends and Distributions...................................    5
    2.4     No Fractional Shares..........................................    5
    2.5     Adjustment of Exchange Ratio..................................    5
    2.6     Transfers Following the Effective Time........................    6
 3.Representations and Warranties of WMS...................................   6
 4.Representations and Warranties of the Company...........................  11
 5.Conduct of Business Pending the Merger..................................  15
    5.1     Conduct of Business by the Company Pending the Merger.........   15
    5.2     Conduct of Business by WMS Pending the Merger.................   17
    5.3     Notice of Breach..............................................   18
 6.Additional Agreements...................................................  18
            Registration Statement; Proxy Statement; Auditors' Letters;
    6.1     Other Matters.................................................   18
    6.2     Alternative Proposals.........................................   19
    6.3     Indemnification of Directors and Officers.....................   19
    6.4     Regulatory Compliance.........................................   20
    6.5     Reorganization................................................   20
    6.6     Environmental Audit...........................................   20
    6.7     Arrangements with Certain Officers of the Company.............   20
 7.Closing Conditions......................................................  20
    7.1     Conditions to Obligations of Each Party to Effect the Merger..   20
            7.1.1Effectiveness of the Registration Statement...............  21
            7.1.2Stockholder Approval......................................  21
            7.1.3No Order..................................................  21
            7.1.4HSR Act...................................................  21
            7.1.5Governmental Approvals....................................  21
            7.2  Additional Conditions to Obligations of WMS...............  21
            7.2.1Representations and Warranties............................  21
            7.2.2Agreement and Covenants...................................  21
            7.2.3Tax Opinion...............................................  21
            7.2.4Fairness Opinion..........................................  22
            7.2.5Disposition of Bally Wulff................................  22
            7.2.6Arrangements with Certain Officers of the Company.........  22
            7.2.7Debt Limitations..........................................  22
            7.2.8Environmental Conditions..................................  23
            7.2.9No Material Adverse Change to the Company.................  23
            7.2.10Third Party Consents.....................................  23
            7.2.11Gaming Regulatory Approval...............................  23

                                      (i)

    7.3     Additional Conditions to Obligations of the Company...........   23
            7.3.1Representations and Warranties............................  23
            7.3.2Agreements and Covenants..................................  23
            7.3.3Tax Opinion...............................................  23
            7.3.4Fairness Opinion..........................................  24
            7.3.5No Material Adverse Change to WMS.........................  24
            7.3.6Third Party Consents......................................  24
            7.3.7Gaming Regulatory Approval................................  24
 8.Termination; Effect of Termination......................................  24
    8.1     Right to Terminate............................................   24
    8.2     Certain Effects of Termination................................   25
 9.Miscellaneous...........................................................  25
    9.1     Effectiveness of Representations, Warranties and Agreements...   25
    9.2     Entire Agreement..............................................   26
    9.3     Notices.......................................................   26
    9.4     No Waiver.....................................................   26
    9.5     Governing Law.................................................   27
    9.6     Expenses, Transfer Taxes; Certain Payments....................   27
    9.7     Assignment....................................................   28
    9.8     Binding Agreement.............................................   28
    9.9     Headings......................................................   28
    9.10    Counterparts..................................................   28

                                      (ii)

                                 DEFINED TERMS

TERM                                                          SECTION
----                                               -----------------------------
"Agreement".......................................       Page 1, first paragraph
"Alternative Proposal"............................                           6.2
"Bally Wulff".....................................                         7.2.5
"CERCLA"..........................................                        3.15.2
"Certificate of Merger"...........................                           1.3
"Certificates"....................................                         2.2.2
"Code"............................................  Page 2, first Whereas clause
"Company".........................................       Page 1, first paragraph
"Company Common"..................................                           2.1
"Company Disclosure Schedule".....................                             4
"Company ERISA Affiliate".........................                        4.12.3
"Company Option"..................................                         2.1.3
"Company Options".................................                         2.1.3
"Company Plans"...................................                        4.12.1
"Company Preferred"...............................                           4.6
"Company's SEC Documents".........................                           4.8
"Company Stock Option Plans"......................                         2.1.3
"Company Stockholders"............................ Page 1, second Whereas clause
"Company Subsidiaries"............................                           4.1
"Company Subsidiary"..............................                           4.1
"Company Warrant".................................                         2.1.3
"Company Warrants"................................                         2.1.3
"Delaware Law"....................................  Page 1, first Whereas clause
"Effective Time"..................................                           1.3
"Environmental Laws"..............................                        3.15.2
"Environmental Permits"...........................                        3.15.2
"ERISA"...........................................                        3.11.1
"Exchange Act"....................................                           3.4
"Exchange Agent"..................................                         2.2.1
"Exchange Fund"...................................                         2.2.1
"Exchange Ratio"..................................                         2.1.2
"FTC".............................................                           6.4
"GAAP"............................................                           3.7
"Gaming Regulatory Authorities"...................                           3.4
"Governmental Entity".............................                           3.4
"Hazardous Materials".............................                        3.15.2
"HSR Act".........................................                           3.4
"Indebtedness"....................................                         5.1.3
"Material Adverse Effect".........................                      3.2, 4.2
"Material Contracts"..............................                    3.17, 4.18
"Meeting".........................................                         6.1.1
"Merger Consideration"............................                         2.1.2
"Merger"..........................................  Page 1, first Whereas clause
"Merger Subsidiary"...............................                           1.1
"Minimum Proceeds"................................                         7.2.5
"NYSE"............................................                           2.4
"Proxy Statement--Prospectus".....................                         6.1.1
"Registration Statement"..........................                           3.4
"Release".........................................                        3.15.2

                                     (iii)

TERM                                                          SECTION
----                                                ----------------------------
"Return"...........................................                       3.10.1
"Returns"..........................................                       3.10.1
"SEC"..............................................                          3.4
"Securities Act"...................................                          3.4
"Subsidiary Merger"................................                          1.1
"Surviving Corporation"............................                          1.1
"Tax"..............................................                       3.10.1
"Taxes"............................................                       3.10.1
"Warrant Agreements"...............................                        2.1.3
"WMS"..............................................      Page 1, first paragraph
"WMS Common".......................................                        2.1.2
"WMS Disclosure Schedule"..........................                            3
"WMS ERISA Affiliate"..............................                       3.11.3
"WMS Plans"........................................                       3.11.1
"WMS Preferred"....................................                          3.6
"WMS Stockholders"................................. Page 1, third Whereas clause
"WMS Subsidiaries".................................                          3.1
"WMS Subsidiary"...................................                          3.1
"WMS' SEC Documents"...............................                          3.7


                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger dated as of June 21, 1995 (this "Agreement"), as amended July 27, 1995, by and between WMS Industries Inc., a Delaware corporation ("WMS"), and Bally Gaming International, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

  Whereas, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), the Company will be merged with and into WMS (the "Merger"); and

  Whereas, Bally Gaming, Inc., a Nevada corporation and wholly-owned subsidiary of the Company, will, as a result of the Merger, become a wholly-owned subsidiary of the surviving corporation of the Merger; and

  Whereas, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long-term business strategies of the Company and is fair to, and in the best interest of, the Company and its stockholders (the "Company Stockholders") and has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby and recommended approval and adoption of this Agreement and approval of the Merger by the Company Stockholders; and

  Whereas, the Board of Directors of WMS has determined that the Merger is consistent with and in furtherance of the long-term business strategies of WMS and is fair to, and in the best interest of, WMS and its stockholders (the "WMS Stockholders") and has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby and recommended approval and adoption of this Agreement and approval of the Merger by the WMS Stockholders; and

  Whereas, for federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

  Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

1. THE MERGER.

  1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as herein defined), the Company shall be merged with and into WMS, the separate existence of the Company shall cease and WMS shall continue as the surviving corporation of the Merger (the "Surviving Corporation"); provided that immediately after the Effective Time the Company's wholly-owned subsidiary, Bally Gaming, Inc., shall continue in existence as a wholly-owned subsidiary of the Surviving Corporation. Notwithstanding the foregoing, if (i) the condition set forth in Section 7.2.5 is waived by WMS or is satisfied by the Company by means of a sale of all of the outstanding capital stock of the entities comprising Bally Wulff (as herein defined) or (ii) the condition set forth in
Section 7.2.5 is satisfied by the Company by means of a distribution of Bally Wulff to the Company Stockholders and the opinions required by Sections 7.2.3 and 7.3.3 can be rendered on the basis of a Subsidiary Merger (as herein defined), then at the sole discretion of WMS the Merger may be effected by the merger of a newly-formed wholly-owned subsidiary of WMS (the "Merger Subsidiary") with and into the Company (the "Subsidiary Merger") which shall continue as the Surviving Corporation. In such event, the Certificate of Incorporation and By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation and the directors and officers of the Merger Subsidiary, holding office immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation.

  1.2 CONSUMMATION OF THE MERGER. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 8 and subject to the satisfaction or waiver of the conditions set forth in Article 7, the consummation of the Merger will take place as promptly as practicable after the later of (i) the satisfaction or waiver of the conditions set forth in Article 7 or (ii) January 31, 1996 (unless the restrictions set forth in Paragraph 7(a)(i) of the Agreement dated January 8, 1993 by and between Bally Entertainment Corporation (formerly Bally Manufacturing Corporation) and the Company shall not be applicable) at the offices of Shack & Siegel, P.C., 530 Fifth Avenue, New York, New York, unless another date, time and place is agreed to in writing by the parties hereto.

  1.3 EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article 7, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time").

  1.4 EFFECT OF THE MERGER. At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and WMS (or the Merger Subsidiary, if applicable) shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and WMS (or the Merger Subsidiary, if applicable) shall become the debts, liabilities and duties of the Surviving Corporation.

  1.5 CERTIFICATE OF INCORPORATION; BY-LAWS. At and after the Effective Time except as otherwise provided in Section 1.1 hereof, the Certificate of Incorporation and By-Laws of WMS, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

  1.6 DIRECTORS AND OFFICERS. At and after the Effective Time except as otherwise provided in Section 1.1 hereof, the directors and officers of WMS holding office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

  1.7 FURTHER ACTIONS. At and after the Effective Time, the Surviving Corporation shall take all action as shall be required in connection with the Merger, including, but not limited to, the execution and delivery of any further deeds, assignments, instruments or documentation as are necessary or desirable to carry out the provisions of this Agreement.

2. CONVERSION AND EXCHANGE OF SHARES.

    2.1 EXCHANGE RATIO. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of common stock, par value $.01 per share, of the Company (the "Company Common"):

    2.1.1 All shares of Company Common which are held by the Company or any subsidiary of the Company, and any shares of Company Common owned by WMS or any subsidiary of WMS, shall be cancelled and retired and shall cease to exist and no stock of WMS or other consideration shall be delivered in exchange therefor.

    2.1.2 Subject to the provisions of Sections 2.4, 2.5 and 7.2.5 hereof, each share of Company Common issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (together with any dividends, and other distributions payable as provided in Section 2.3 hereof) fifty-five one hundredths (0.55) of one share (the "Exchange Ratio") of fully paid and nonassessable shares of common stock, par value $.50 per share, of WMS (the "WMS Common") (the "Merger Consideration"). All such shares of Company Common, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of WMS Common and any cash in lieu of fractional shares as provided in Section 2.4 hereof, together with any dividends and other distributions payable as provided in Section 2.3 hereof, all to be issued or paid in consideration for such certificate upon the surrender thereof in accordance with Section 2.2 hereof.

    2.1.3 All (i) options (individually, a "Company Option" and collectively, the "Company Options") outstanding at the Effective Time under the Company 1991 Incentive Plan, the Company 1991 Non-Employee Directors' Option Plan, the Company 1992 Restricted Stock Performance Plan and the Company 1994 Stock Option Plan for Non-Employee Directors (all as amended through the Effective Time and collectively, the "Company Stock Option Plans") and (ii) warrants (individually, a "Company Warrant" and collectively, the "Company Warrants") to purchase Company Common listed on the Company Disclosure Schedule (as herein defined) hereto issued pursuant to warrant agreements (the "Warrant Agreements") shall remain outstanding following the Effective Time for the remainder of their terms and in accordance with the terms of the respective Company Stock Option Plans and Warrant Agreements; provided, however, that (i) all Company Options subject to the provisions of Company Stock Option Plans which shorten the exercise period by reason of the Merger and (ii) all Company Options held by directors of the Company regardless of any provision in any Company Option held by such director or the Company Stock Option Plan pursuant to which such Company Option was granted which may shorten the exercisability thereof as a result of such person ceasing to be a director, officer or employee of the Company shall be amended (which amendment shall be submitted for approval of the Company Stockholders, if necessary) to the extent necessary to permit such Company Options to remain exercisable for the lesser of (A) the original full option period, or (B) three years from the Effective Time of the Merger. At the Effective Time, such Company Options and Company Warrants (as amended or adjusted as a result of the Merger in accordance with the applicable Company Stock Option Plan or Warrant Agreement) shall, by virtue of the Merger and without any further action on the part of Company or the holder of any such Company Options and Company Warrants, become fully vested and exercisable (to the extent not already fully vested and exercisable) pursuant to (and only pursuant to) their terms and in accordance with the terms of the respective Company Stock Option Plans and Warrant Agreements and shall be assumed by WMS. From and after the Effective Time, each Company Option and Company Warrant and any other options or warrants to acquire Company Common listed on the Company Disclosure Schedule assumed by WMS shall be exercisable (i) for that whole number of shares of WMS Common (rounded up to the nearest whole share) into which the number of shares of Company Common subject to such Company Option or Company Warrant immediately prior to the Effective Time would be converted under this
  Section 2.1 and (ii) at an option price or exercise price per share of WMS Common equal to the option price or exercise price per share of the Company Common subject to such Company Option or Company Warrant in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price or exercise price per share, as so determined, being rounded upward to the nearest full cent). From and after the date of this Agreement, no additional options shall be granted and no additional warrants shall be issued by the Company or the Company Subsidiaries (as herein defined) under the Company Stock Option Plans, Warrant Agreements or otherwise.

  2.2 EXCHANGE PROCEDURES.

  2.2.1 Immediately prior to the Effective Time, WMS shall deposit with an exchange agent (the "Exchange Agent") designated by WMS, which shall be reasonably satisfactory to the Company, in trust for the Company Stockholders of record, immediately prior to the Effective Time, certificates representing the aggregate number of shares of WMS Common issuable pursuant to Section 2.1.2 hereof in exchange for the total outstanding shares of Company Common immediately prior to the Effective Time. From time to time WMS shall make available to the Exchange Agent sufficient cash to make all cash payments in lieu of fractional shares pursuant to Section 2.4 hereof. All deposits with the Exchange Agent pursuant to this
Section 2.2 together with any dividends or distributions with respect to shares of WMS Common as contemplated by Section 2.3 hereof are referred to as the "Exchange Fund". The Exchange Fund shall not be used for any purpose except as provided in this Agreement.

  2.2.2 As soon as practicable after the Effective Time, WMS shall cause the Exchange Agent to mail to each Company Stockholder a letter of transmittal and instructions for use in effecting the surrender of certificates representing shares of Company Common outstanding immediately prior to the Effective Time (the "Certificates") in appropriate and customary form with such provisions as the Company (prior to the Merger) and WMS may reasonably specify. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly and properly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of WMS Common which such holder has a right to receive pursuant to the provisions of this Article 2, together with any dividends and other distributions payable as provided in Section 2.3 hereof, but subject to the payment of cash in lieu of fractional shares as provided in Section 2.4 hereof, and the Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.2, each certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the Merger Consideration with respect to the shares of Company Common represented thereby, together with any dividends and other distributions payable as provided in
Section 2.3 hereof, but subject to the payment of cash in lieu of fractional shares as provided in Section 2.4 hereof. Shares of WMS Common issued in the Merger shall be issued as of and be deemed to be outstanding as of the Effective Time. WMS shall cause all such shares of WMS Common issued pursuant to the Merger to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

  2.2.3 If any certificate representing shares of WMS Common is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered or any payment in lieu of fractional shares pursuant to
Section 2.4 hereof is to be paid other than to the registered holder of the Certificate so surrendered, it shall be a condition of such exchange and/or payment, as the case may be, that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange and/or payment, as the case may be, shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of WMS Common, in a name other than that of, and/or payment to a person other than, as the case may be, the registered holder of the Certificate so surrendered.

  2.2.4 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and upon the posting by such person of a bond in such amount as WMS may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in respect of such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common represented thereof (subject to the payment of cash in lieu of fractional shares in accordance with Section 2.4 hereof) and such person shall be entitled to the dividend and other distribution rights provided in Section
2.3 hereof.

  2.2.5 Any portion of the Exchange Fund which remains unclaimed by the Company Stockholders for two years after the Effective Time shall be delivered to WMS, upon demand of WMS, and the Company Stockholders shall thereafter look only to WMS for payment of their claims for the Merger Consideration in respect of their shares of Company Common and cash in lieu of fractional shares (and dividends or distributions with respect to WMS Common as contemplated by
Section 2.3 hereof). If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Neither the Company nor WMS shall be liable to any Company Stockholder for any such Merger Consideration or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  2.2.6 WMS or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate surrendered for the Merger Consideration (and dividends or distributions with respect to WMS Common as contemplated by Section 2.3 hereof and cash in lieu of fractional shares in accordance with Section 2.4 hereof) such amount as WMS or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of any state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.

  2.3 DIVIDENDS AND DISTRIBUTIONS. No dividends or other distributions declared or made with respect to WMS Common with a record date on or after the date of the Effective Time will be paid to the holder of a Certificate entitled by reason of the Merger to receive certificates representing WMS Common until such holder surrenders such Certificate as provided in Section 2.2 hereof, provided that there shall be paid forthwith by WMS to the person in whose name certificates representing shares of WMS Common shall be issued pursuant to the terms of this Article 2 (i) at the time of the surrender of such Certificate, the amount of any dividends and other distributions theretofore paid with respect to that number of whole shares of such WMS Common represented by such surrendered Certificate pursuant to the terms of this Article 2, which dividends or other distributions had a record date on or after the date of Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date, the amount of dividends and other distributions payable with respect to that number of whole shares of WMS Common represented by such surrendered Certificate pursuant to the terms of Article 2, which dividends or other distributions have a record date on or after the date of Effective Time and a payment date subsequent to such surrender.

  2.4 NO FRACTIONAL SHARES.

  2.4.1 Notwithstanding anything herein to the contrary, no certificates or scrip evidencing fractional shares of WMS Common shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of WMS. In lieu of any such fractional shares, each holder of Company Common upon surrender of a Certificate for exchange pursuant to Section 2.2 hereof shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange (the "NYSE") of WMS Common on the date of the Effective Time (or, if shares of WMS Common do not trade on the NYSE on such date, the first date of trading of WMS Common on the NYSE after the Effective Time) by (ii) the fractional interest of WMS Common to which such holder would otherwise be entitled (after taking into account all shares of Company Common held of record by such holder at the Effective Time), subject to the provisions of Section 2.2 hereof.

  2.4.2 As soon as practicable after the determination of the amount of cash, if any, to be paid to former holders of Company Common with respect to any fractional share interests of WMS Common, the Exchange Agent shall promptly pay such amounts to such former holders of Company Common subject to and in accordance with the terms of this Section 2.4. WMS will make available to the Exchange Agent the cash necessary for this purpose.

  2.5 ADJUSTMENT OF EXCHANGE RATIO. In the event of any reclassification, stock split (including reverse stock split), stock dividend or other general distribution of securities, cash or other property with respect to WMS Common (or if a record date with respect to any of the foregoing should occur) on or after the date of this Agreement and on or prior to the date of the Effective Time, appropriate and equitable adjustments, if any, shall be made to the Exchange Ratio.

  2.6 TRANSFERS FOLLOWING THE EFFECTIVE TIME. The stock transfer books of the Company shall be closed as of the Effective Time, and thereafter there shall be no further registration of transfers of shares of Company Common that were outstanding prior to the Effective Time.

  3. REPRESENTATIONS AND WARRANTIES OF WMS. WMS represents and warrants to the Company that, except as set forth in the schedule delivered to the Company concurrently with the execution of this Agreement, which schedule shall identify exceptions and other information by specific Section references and shall be initialed by the Company and WMS for identification purposes (the "WMS Disclosure Schedule"):

  3.1 WMS is a corporation duly organized, validly existing and in good standing under Delaware Law. The WMS Disclosure Schedule contains a list of the name and jurisdiction of organization of each subsidiary of WMS (each such corporation, partnership or other entity being referred to herein individually as a "WMS Subsidiary" and collectively, as the "WMS Subsidiaries") and WMS' ownership interest with respect thereto. Each WMS Subsidiary is a corporation or partnership duly organized, validly existing and in good standing under the laws of its place of incorporation.

  3.2 WMS and each WMS Subsidiary (i) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted and (ii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the nature or location of its assets require such qualification and where the failure to be so qualified and in good standing would have a Material Adverse Effect on WMS. For purposes of this Agreement, "Material Adverse Effect" means, with respect to WMS, a materially adverse effect on the business, results of operation, financial condition, properties or assets of WMS and the WMS Subsidiaries, taken as a whole.

  3.3 WMS has all necessary corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the holders of a majority of the outstanding shares of WMS Common, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by WMS and the performance by WMS, subject to approval and adoption of this Agreement by the WMS Stockholders, of its obligations hereunder have been duly authorized and approved by all requisite corporate action and no other corporate proceedings on the part of WMS are necessary to authorize this Agreement or for WMS to consummate the Merger. This Agreement has been duly executed and delivered by duly authorized officers of WMS and constitutes a valid and binding obligation of WMS, enforceable against WMS in accordance with its terms.

  3.4 No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each of the foregoing being a "Governmental Entity"), is required by or with respect to WMS or any WMS Subsidiary in connection with the execution and delivery of this Agreement by WMS or the consummation by WMS of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration (or earlier termination) of all applicable waiting periods thereunder, (iii) consents of foreign governments having jurisdiction (which consents are listed on the WMS Disclosure Schedule), (iv) the filing with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering all shares of WMS Common to be issued pursuant to this Agreement, and the Proxy Statement--Prospectus (as herein defined) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (v) the filings necessary to obtain all state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement, and (vi) the licensing, permitting, registration or other approval of, or a written consent or no action letter from, each governmental authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling (the "Gaming Regulatory Authorities") within each municipality, state, commonwealth, Indian land, or foreign nation or subdivision thereof, wherein WMS or any WMS Subsidiary conducts business on the date hereof (as set forth on the WMS Disclosure Schedule) and as of the Effective Time.

  3.5 Neither the execution and delivery of this Agreement by WMS, nor the consummation by WMS of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms or provisions of WMS' Certificate of Incorporation or By-Laws, (ii) violate any statute or administrative regulation, or any order, writ, injunction, judgment or decree of any court or governmental authority or any arbitration award to which WMS is a party or by which WMS is bound, (iii) violate any terms or conditions imposed on any license, permit, registration or other approval of any Gaming Regulatory Authority, or (iv) violate, conflict with, breach, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of WMS or any WMS Subsidiary under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WMS or any WMS Subsidiary is a party or to which they or any of their respective properties or assets are subject, except in the case of clauses (ii), (iii) or (iv) for which violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances that do not and will not, individually or in the aggregate, (x) have a Material Adverse Effect on WMS or (y) materially impair the ability of WMS to perform its obligations under this Agreement.

  3.6 As of the date hereof, the authorized capital stock of WMS consists of WMS Common and preferred stock, par value $.50 per share (the "WMS Preferred"). As of March 31, 1995, 60,000,000 shares of WMS Common were authorized, 24,104,800 shares of WMS Common were issued and outstanding and 60,812 shares of WMS Common were issued but not outstanding and held in WMS' treasury. As of March 31, 1995, 5,000,000 shares of WMS Preferred were authorized, none of which were issued and outstanding. There are no other shares of capital stock of WMS authorized, issued or outstanding. All of the issued and outstanding shares of WMS Common have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on the WMS Disclosure Schedule, there are no subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of WMS obligating WMS to issue any securities of any kind.

  3.7 WMS has timely filed (and has delivered to the Company a true and complete copy of) each report, schedule, registration statement and definitive proxy statement required to be filed by WMS with the SEC since June 30, 1994 (such documents are referred to herein as "WMS' SEC Documents"). As of their respective dates, WMS' SEC Documents comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and none of WMS' SEC Documents, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of WMS included in WMS' SEC Documents comply, as of their respective dates, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereof, have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of WMS as at the dates thereof and the consolidated results of its operations, cash flows and changes in financial position for the periods indicated therein.

  3.8 Except as disclosed in WMS' SEC Documents filed prior to the date of this Agreement and furnished to the Company, WMS and the WMS Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations (i) which were incurred after March 31, 1995 in the ordinary course of business or (ii) which would not, individually or in the aggregate, have a Material Adverse Effect on WMS.

  3.9 Except as disclosed in WMS' SEC Documents filed prior to the date of this Agreement and furnished to the Company, since March 31, 1995: (i) WMS has not suffered or, to WMS' knowledge, been threatened with any change (other than changes generally affecting the industries in which WMS or any WMS Subsidiary operates or changes relating to the transactions contemplated by this Agreement) which could have a Material Adverse Effect on WMS; and (ii) WMS and the WMS Subsidiaries have operated only in the ordinary course of business consistent with past practice.

  3.10

  3.10.1 As used in this Agreement, the term (i) "Taxes" means all federal, state, local, foreign and other income, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, gross receipts, property, severance, duties, net worth, excise or other taxes, charges, levies or like assessments of any kind, together with any interest, penalties and additions with respect thereto, and the term "Tax" means any one of the foregoing Taxes, and (ii) "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

  3.10.2 There have been properly completed and filed on a timely basis all Returns required to be filed by WMS or any WMS Subsidiary in each case where the failure to properly complete or file any Return would have a Material Adverse Effect on WMS. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of WMS or, as applicable, a WMS Subsidiary or any other information required to be shown thereon, in each case where the failure to do so would have a Material Adverse Effect on WMS.

  3.10.3 With respect to all amounts in respect of Taxes imposed upon WMS or any WMS Subsidiary, or for which WMS or any WMS Subsidiary is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the date hereof, all applicable Tax laws have been complied with where the failure to comply with such laws would have a Material Adverse Effect on WMS, and all amounts that are required to have been paid where the failure to pay such amounts would have a Material Adverse Effect on WMS.

  3.10.4 No issues have been raised or are currently pending by any tax authority in connection with any of the Returns which, if resolved adversely to WMS and the WMS Subsidiaries, would have a Material Adverse Effect on WMS. There are no material outstanding waivers of the applicable statutes of limitation with respect to Tax liabilities of WMS or any WMS Subsidiary.

  3.10.5 WMS has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

  3.10.6 The unpaid Taxes of WMS and the WMS Subsidiaries do not exceed the reserve for tax liability (excluding any reserve for deferred Taxes) included in the financial statements included in the Form 10-Q of WMS for the fiscal quarter ended March 31, 1995 by an amount which would have a Material Adverse Effect on WMS.

  3.11

  3.11.1 WMS and the WMS Subsidiaries maintain, administer or contribute to only those employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA), or deferred compensation, severance, vacation, sick leave, fringe benefit, stock purchase, stock option, stock-related plan, incentive, insurance or similar contract, policy, arrangement or commitment, for the benefit of employees or former employees of WMS and the WMS Subsidiaries which are described in the WMS Disclosure Schedule (the "WMS Plans").

  3.11.2 All WMS Plans comply with and are and have been operated in accordance with each applicable provision of ERISA, the Code (including, without limitation, the requirements of Code Section 401(a) to the extent any WMS Plan is intended to conform to that Section, subject to any pending application to the

Internal Revenue Service for a "determination letter" to such effect), other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith, except in any case where the failure to so comply or so be operated would not have a Material Adverse Effect on WMS.

  3.11.3 Neither WMS nor any trade or business, whether or not incorporated, that together with WMS would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "WMS ERISA Affiliate") has failed to make any contributions or to pay any amounts due as required by the terms of any WMS Plan or ERISA or any other applicable law other than such failures which would not have a Material Adverse Effect on WMS. All contributions and payments with respect to WMS Plans that are required to be made by WMS or any WMS ERISA Affiliate have been made or will be accrued on the financial statements filed with, or incorporated by reference in, WMS' SEC Documents with respect to the periods covered therein.

  3.11.4 Neither WMS nor any WMS ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation as a result of the voluntary or involuntary termination of any pension plan subject to Title IV of ERISA (other than liabilities paid in full); and neither WMS nor any WMS ERISA Affiliate has made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in withdrawal liability, as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA) (other than liabilities paid in full).

  3.12 Except as set forth on the WMS Disclosure Schedule, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission, authority, agency, Gaming Regulatory Authority or other administrative authority, pending or, to WMS' knowledge, threatened against WMS or any WMS Subsidiary with respect to or affecting WMS' or any WMS Subsidiary's operations, business or financial condition, including, but not limited to, any affecting its licenses, permits, registration or other gaming approvals which have a reasonable probability of being decided adversely to WMS or any WMS Subsidiary and which, if so decided adversely, would have a Material Adverse Effect on WMS.

  3.13 Neither WMS nor any WMS Subsidiary is a party to, or bound by, any judgment, writ, injunction, decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the properties, assets, personnel or business activities of WMS or any WMS Subsidiary, the enforcement or operation of which or compliance with which would have a Material Adverse Effect on WMS.

  3.14 Except with respect to Environmental Laws (as defined and which are addressed in Section 3.15 hereof), neither WMS nor any WMS Subsidiary is in violation of, noncompliance with, or delinquent in respect to, any judgment, writ, injunction, decree, order or arbitration award or law, statute, or regulation of or agreement with, or any permit from, any Governmental Entity to which the property, assets, personnel or business activities of WMS or any WMS Subsidiary are subject, which violation, noncompliance or delinquency would have a Material Adverse Effect on WMS.

  3.15

  3.15.1 Except for noncompliance or liabilities that would not have a Material Adverse Effect on WMS, WMS, the WMS Subsidiaries and their respective assets and business are in compliance with, and not otherwise subject to liability under, any Environmental Laws (as herein defined) or any Environmental Permits (as herein defined). Every written notice, citation, or complaint which WMS or any WMS Subsidiary has received in the past five years of any alleged violation of, or liability under, any Environmental Law or Environmental Permit has been corrected where the failure to do so would have a Material Adverse Effect on WMS. WMS and the WMS Subsidiaries possess all Environmental Permits which are required by them for the operation of their business where the failure to do so would have a Material Adverse Effect on WMS.

  3.15.2 For purposes of this Agreement (i) "Environmental Laws" means all applicable federal, state, local and foreign statutes, regulations, ordinances, rules, regulations, and all applicable court orders and decrees and arbitration awards, which pertain to environmental matters or contamination of any type whatsoever. "Environmental Laws" include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials (as herein defined); air, soil, surface or ground water or noise pollution; Releases (as herein defined); protection of wildlife, endangered species, wetlands or natural resources; above-ground and underground storage tanks, vessels and related equipment and containers; health and safety of employees and other persons; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., as amended and reauthorized ("CERCLA"); and notification requirements relating to the foregoing; (ii) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws; (iii) "Hazardous Materials" means pollutants, contaminants, pesticides, petroleum and petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including, without limitation, any (x) "hazardous substance" as defined in CERCLA, and (y) any "hazardous waste" as defined in the Resource Conservation and Recovery Act, 42 U.S.C., 6902, et seq., as amended and reauthorized; and (iv) "Release" means any spill, discharge, leak, emission, escape, injection, dumping, or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is, required, including, without limitation, any release which is subject to CERCLA.

  3.16 Each of WMS and the WMS Subsidiaries owns, licenses or otherwise has the right to use all patents, copyrights, trademarks, trade names and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without any known conflict with any rights of others.

  3.17 WMS has filed with the SEC, or disclosed on the WMS Disclosure Schedule a list of and made available to the Company, true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), and other instruments to which it or any WMS Subsidiary is a party or by which it or any WMS Subsidiary is bound the loss, default, breach or violation of which would have a Material Adverse Effect on WMS ("Material Contracts") except for any contract, agreement, commitment, arrangement, lease and other instrument which, subject to its terms or otherwise, is required to be kept confidential. Except as set forth on the WMS Disclosure Schedule, neither WMS nor any WMS Subsidiary is, or has received any notice or has any knowledge that any other party is, in default in any material respect under any such Material Contract and to WMS' knowledge there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.

  3.18 To the knowledge of WMS, neither WMS nor any WMS Subsidiary has taken any action which would violate any requirement, including the continuity-of-business-enterprise requirement of 26 C.F.R. 1.368-1(d), for tax-free reorganization status under Section 368(a) of the Code with respect to the Merger.

  3.19 No broker, finder or investment banker (other than Oppenheimer & Co., Inc., whose financial advisory fee will be paid by WMS) is entitled to any brokerage, finder's or other fee or commission in connection with the transaction contemplated hereby based upon any arrangements made by or on behalf of WMS.

  3.20 Neither WMS nor any "affiliate" or "associate" (as defined in Section 203 of the Delaware Law) of WMS is an "interested stockholder" (as defined in
Section 203 of the Delaware Law) of the Company.

  3.21 As of the date hereof, in those jurisdictions where a license, permit, registration or other approval is required, WMS and each WMS Subsidiary is authorized to conduct its gaming business by virtue of either (i) a valid license, permit, registration or other approval, in good standing, or a written consent or no action letter, issued by the Gaming Regulatory Authority within such jurisdiction; or
(ii) a valid temporary license, permit, registration or other approval granted by the Gaming Regulatory Authority within such jurisdiction.

  4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to WMS that, except as set forth in the schedule delivered to WMS concurrently with the execution of this Agreement, which schedule shall identify exceptions and other information by specific Section references and shall be initialed by the Company and WMS for identification purposes (the "Company Disclosure Schedule"):

  4.1 The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company Disclosure Schedule contains a list of the name and jurisdiction of organization of each subsidiary of the Company (each such corporation, partnership or other entity being referred to herein individually as a "Company Subsidiary" and collectively, as the "Company Subsidiaries") and the Company's ownership interest with respect thereto. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation.

  4.2 The Company and each Company Subsidiary (i) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified and in good standing in each jurisdiction in which the nature of its business or the nature or location of its assets require such qualification and where the failure to be so qualified and in good standing would have a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect" means, with respect to the Company, a materially adverse effect on the business, results of operation, financial condition, properties or assets of the Company and the Company Subsidiaries, taken as a whole.

  4.3 The Company has all necessary corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and, subject to approval and adoption of this Agreement by the Company Stockholders, the performance by the Company of its obligations hereunder have been duly authorized by all requisite corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the Merger. This Agreement has been duly executed and delivered by duly authorized officers of the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms.

  4.4 No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) notices under the HSR Act and the expiration (or earlier termination) of all applicable waiting periods thereunder, (iii) consents of foreign governments having jurisdiction (which consents are listed on the Company Disclosure Schedule),
(iv) the filing with the SEC of the Proxy Statement--Prospectus, (v) the filings necessary to obtain all state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement, (vi) the licensing, permitting, registration or other approval of, or a written consent or no action letter from any Gaming Regulatory Authorities within each municipality, state, commonwealth, Indian land, or foreign nation or subdivision thereof, wherein the Company or any Company Subsidiary conducts business on the date hereof (as set forth on the Company Disclosure Schedule) and as of the Effective Time.

  4.5 Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will
(i) conflict with or result in a breach of any of the terms or provisions of the Company's Certificate of Incorporation or By-Laws, (ii) violate any statute or administrative regulation, or any order, writ, injunction, judgment or decree of any court or governmental authority or any arbitration award to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, (iii) violate the terms or conditions imposed on any license, permit, registration or other approval of any Gaming Regulatory Authority, or (iv) violate, conflict with, breach, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or to which they or any of their respective properties or assets are subject, except in the case of clauses
(ii), (iii) or (iv) for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances that do not and will not, individually or in the aggregate, (x) have a Material Adverse Effect on the Company or (y) materially impair the Company's ability to perform its obligations under this Agreement.

  4.6 As of the date hereof, the authorized capital stock of the Company consists of Company Common and preferred stock, par value $.01 per share (the "Company Preferred"). As of June 21, 1995, 30,000,000 shares of Company Common were authorized, 10,749,501 shares of Company Common were issued and outstanding and no shares of Company Common were issued but not outstanding and held in the treasury of the Company. As of June 21, 1995, 5,000,000 shares of Company Preferred were authorized, none of which were issued and outstanding. There are no other shares of capital stock of the Company authorized, issued or outstanding. All of the issued and outstanding shares of Company Common have been validly issued and are fully paid and nonassessable. Except as set forth on the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company to issue any securities of any kind.

  4.7 All of the outstanding shares of capital stock of, and all other ownership interests in, each Company Subsidiary (i) are validly issued, fully paid and nonassessable and free of any preemptive rights and (ii) other than as set forth on the Company Disclosure Schedule, are owned of record and beneficially by the Company, a Company Subsidiary or a nominee of the Company, free and clear of all liens, claims, pledges, agreements, voting or other restrictions, charges or other encumbrances. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities (other than investment securities) of any Company Subsidiary obligating such Company Subsidiary to issue any securities of any kind.

  4.8 The Company has timely filed (and has delivered to WMS a true and complete copy of) each report, schedule, registration statement and definitive proxy statement required to be filed by the Company with the SEC since March 31, 1995 (such documents are referred to herein as the "Company's SEC Documents"). As of their respective dates, the Company's SEC Documents comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and none of the Company's SEC Documents, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company's SEC Documents comply, as of their respective dates, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of the Company as at the dates thereof and the consolidated results of its operations, cash flows and changes in financial position for the periods indicated therein.

  4.9 Except as disclosed in the Company's SEC Documents filed prior to the date of this Agreement and furnished to WMS, the Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations (i) which were incurred after March 31, 1995 in the ordinary course of business or
(ii) which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  4.10 Except as disclosed in the Company's SEC Documents filed prior to the date of this Agreement and furnished to WMS, since March 31, 1995: (i) the Company has not suffered or, to the Company's knowledge, been threatened with any change (other than changes generally affecting the industries in which the Company or any Company Subsidiary operates or changes relating to the transactions contemplated by this Agreement) which could have a Material Adverse Effect on the Company; and (ii) the Company and the Company Subsidiaries have operated only in the ordinary course of business consistent with past practice.

  4.11

  4.11.1 There have been properly completed and filed on a timely basis all Returns required to be filed by the Company or any Company Subsidiary in each case where the failure to properly complete or file any Return would have a Material Adverse Effect on the Company. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or, as applicable, a Company Subsidiary or any other information required to be shown thereon, in each case where the failure to do so would have a Material Adverse Effect on the Company.

  4.11.2 With respect to all amounts in respect of Taxes imposed upon the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the date hereof, all applicable Tax laws have been complied with where the failure to comply with such laws would have a Material Adverse Effect on the Company, and all amounts that are required to have been paid by the Company to taxing authorities on or before the date hereof have been paid where the failure to pay such amounts would have a Material Adverse Effect on the Company.

  4.11.3 No issues have been raised or are currently pending by any tax authority in connection with any of the Returns which, if decided adversely to the Company or any Company Subsidiary would have a Material Adverse Effect on the Company. There are no material outstanding waivers of the applicable statutes of limitation with respect to Tax liabilities of the Company or any Company Subsidiary.

  4.11.4 The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

  4.11.5 Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

  4.11.6 The unpaid Taxes of the Company and the Company Subsidiaries do not exceed the reserve for tax liability (excluding any reserve for deferred Taxes) included in the financial statements included in the Form 10-Q of the Company for the fiscal quarter ended March 31, 1995 by an amount that would have a Material Adverse Effect on the Company.

  4.12

  4.12.1 The Company and the Company Subsidiaries maintain, administer or contribute to only those employee benefit plans (as defined in Section 3(3) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA), or deferred compensation, severance, vacation, sick leave, fringe benefit, stock purchase, stock option, stock-related plan, incentive, insurance or similar contract, policy, arrangement or commitment, for the benefit of employees or former employees of the Company and the Company Subsidiaries which are described in the Company Disclosure Schedule (the "Company Plans").

  4.12.2 All Company Plans comply with and are and have been operated in accordance with each applicable provision of ERISA, the Code (including, without limitation, the requirements of Code Section 401(a) to the extent any Company Plan is intended to conform to that Section, subject to any pending application to the Internal Revenue Service for a "determination letter" to such effect), other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith, except in any case where the failure to so comply or so be operated would not have a Material Adverse Effect on the Company.

  4.12.3 Neither the Company nor any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Company ERISA Affiliate") has failed to make any contributions or to pay any amounts due as required by the terms of any Company Plan or ERISA or any other applicable law other than such failures which would not have a Material Adverse Effect on the Company. All contributions and payments with respect to Company Plans that are required to be made by the Company or any Company ERISA Affiliate have been made or will be accrued on the financial statements filed with, or incorporated by reference in, the Company's SEC Documents with respect to the periods covered therein.

  4.12.4 Neither the Company nor any Company ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation as a result of the voluntary or involuntary termination of any pension plan subject to Title IV of ERISA (other than liabilities paid in full); and neither the Company nor any Company ERISA Affiliate has made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in withdrawal liability, as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA) (other than liabilities paid in full).

  4.13 Except as set forth on the Company Disclosure Schedule, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission, authority, agency, Gaming Regulatory Authority or other administrative authority, pending or, to the Company's knowledge, threatened against the Company or any Company Subsidiary with respect to or affecting the Company's or any Company Subsidiary's operations, business or financial condition, including, but not limited to, any affecting its licenses, permits, registration or other gaming approvals which have a reasonable probability of being decided adversely to the Company or any Company Subsidiary and which, if so decided adversely, would have a Material Adverse Effect on the Company.

  4.14 Neither the Company nor any Company Subsidiary is a party to, or bound by, any judgment, writ, injunction, decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the properties, assets, personnel or business activities of the Company or any Company Subsidiary, the enforcement or operation of which or compliance with which would have a Material Adverse Effect on the Company.

  4.15 Except with respect to Environmental Laws (which are addressed in Section 416 hereof), neither the Company nor any Company Subsidiary is in violation of, noncompliance with, or delinquent in respect to, any judgment, writ, injunction, decree, order or arbitration award or law, statute, or regulation of or agreement with, or any permit from, any Governmental Entity, to which the property, assets, personnel or business activities of the Company or any Company Subsidiary are subject, which violation, noncompliance or delinquency would have a Material Adverse Effect on the Company.

  4.16 The Company, the Company Subsidiaries and their respective assets and business are in compliance in all material respects with, and not otherwise subject to liability under, any Environmental Laws or any Environmental Permits. Every written notice, citation or complaint which the Company or any

Company Subsidiary has received in the past five years of any alleged violation of, or liability under, any Environmental Law or Environmental Permit has been corrected in all material respects. The Company and the Company Subsidiaries possess all Environmental Permits which are required by them for the operation of their business where the failure to do so would have a Material Adverse Effect on the Company.

  4.17 Each of the Company and the Company Subsidiaries owns, licenses or otherwise has the right to use all patents, copyrights, trademarks, trade names and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without any known conflict with any rights of others.

  4.18 The Company has filed with the SEC, or disclosed on the Company Disclosure Schedule a list of and made available to WMS, (i) true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), and other instruments to which it or any Company Subsidiary is a party or by which it or any Company Subsidiary is bound the loss, default, breach or violation of which would have a Material Adverse Effect on the Company ("Material Contracts"). Except as set forth on the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is, or has received any notice or has any knowledge that any other party is, in default in any material respect under any such Material Contract and to the Company's knowledge there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.

  4.19 To the knowledge of the Company, neither the Company nor any Company Subsidiary has taken any action which would violate any requirement, including the continuity-of-business-enterprise requirement of 26 C.F.R. 1.368-1(d), for tax-free reorganization status under Section 368(a) of the Code with respect to the Merger.

  4.20 No broker, finder or investment banker (other than Ladenburg, Thalmann & Co. Inc., whose brokerage, finder's or other fee will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has provided a true and correct copy of its agreement with Ladenburg, Thalmann & Co. Inc. to WMS.

  4.21 The Company has received the written opinion of Ladenburg, Thalmann & Co. Inc. on the date of this Agreement, that the consideration to be received in the Merger by the Company Stockholders is fair, from a financial point of view, to the Company Stockholders. The Company has provided a true and correct copy of such opinion to WMS.

  4.22 Assuming the representation in Section 3.20 is accurate, as of the date hereof and at all times on or prior to the Effective Time, Section 203 of the Delaware Law is, and shall be, inapplicable to the Merger and the transactions contemplated by this Agreement.

  4.23 As of the date hereof, in those jurisdictions where a license, permit, registration or other approval is required, the Company and each Company Subsidiary is authorized to conduct its gaming business by virtue of either (i) a valid license, permit, registration or other approval, in good standing, or a written consent or no action letter, issued by the Gaming Regulatory Authority within such jurisdiction; or (ii) a valid temporary license, permit, registration or other approval granted by the Gaming Regulatory Authority within such jurisdiction.

  5. CONDUCT OF BUSINESS PENDING THE MERGER.

  5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Prior to the Effective Time, unless WMS shall otherwise agree in writing:

  5.1.1 The Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause the Company Subsidiaries to use their reasonable best efforts to preserve intact their present business organizations, maintain their current licenses and permits, keep available the services of their present officers and key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time, except such impairment as would not have a Material Adverse Effect on the Company. The Company shall, and shall cause the Company Subsidiaries to use their reasonable best efforts to, (i) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and the Company Subsidiaries; (iii) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound;

  5.1.2 Except as required or permitted by this Agreement, the Company shall not and shall not propose to (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any Company Subsidiary, (ii) amend its Certificate of Incorporation or By-Laws, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

  5.1.3 The Company shall not, nor shall it permit any Company Subsidiary to,
(i) except as required or permitted by this Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or incur any liability in respect of (a) borrowed money, (b) capitalized lease obligations,
(c) deferred purchase price of property or services (other than trade payables in the ordinary course) and (d) guarantees of any of the foregoing ("Indebtedness") (other than pursuant to existing lines of credit for use in the ordinary course of business and consistent with past practices) or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common disclosed in the Company Disclosure Schedule; (ii) except as required or permitted by this Agreement, acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (iii) incur additional Indebtedness or encumber or grant a security interest in any asset or enter into any other transaction other than in each case in the ordinary course of business; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except that the Company may create new wholly-owned Subsidiaries in the ordinary course of business; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

  5.1.4 Except as disclosed in the Company Disclosure Schedule, the Company shall not, nor shall it permit, any Company Subsidiary to, except as permitted by this Agreement or required to comply with applicable law or this Agreement or pursuant to the terms of existing agreements that were not required to be included in the Company Disclosure Schedule, (i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefit of any director or officer or of any employee (except, with respect to employees, for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and any Company Subsidiary relative to the level in effect prior to such amendment), (iii) pay any benefit not provided under any existing plan or arrangement, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Plan other than in the ordinary course of business consistent with past practice or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing, provided, however, that nothing contained herein shall prevent the Company or any Company Subsidiary from paying any bonus to or increasing the compensation of any employee in accordance with the terms of any employment agreement for such employee that was provided to WMS prior to the date hereof; and

  5.1.5 Between the date hereof and the Effective Time, (i) the Company shall provide to WMS within 25 days after the end of each month, such financial statements as are customarily prepared by the Company on a monthly basis; (ii) the Company and each Company Subsidiary shall consult with WMS on a regular basis with respect to all operating decisions which could be expected to result in a material change in the business of the Company or any Company Subsidiary as presently operated or which are not in the ordinary course of business;
(iii) the Company and each Company Subsidiary shall permit representatives of WMS to have full and unrestricted access to such information, documents, facilities and personnel as WMS may from time to time request; (iv) the Company shall use its reasonable efforts to sell all of the outstanding capital stock of the entities comprising Bally Wulff and, if the net proceeds of any transaction proposed by a prospective purchaser would satisfy the condition set forth in Section 7.2.5, the Company shall complete such sale rather than effecting the distribution of Bally Wulff to the Company Stockholders; and (v) the Company shall keep WMS informed of the status of negotiations with respect to the sale of Bally Wulff and provide WMS with copies of all documents and drafts of documents in connection therewith and a reasonable opportunity to participate in the negotiations.

  5.2 CONDUCT OF BUSINESS BY WMS PENDING THE MERGER. Prior to the Effective Time, unless the Company shall otherwise agree in writing except as otherwise required by this Agreement:

  5.2.1 WMS shall, and shall cause the WMS Subsidiaries to, use their reasonable best efforts to preserve their relationships with customers, suppliers and others having business dealings with them and maintain their current licenses and permits to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time, except such impairment as would not have a Material Adverse Effect on WMS. WMS shall, and shall cause the WMS Subsidiaries to use their reasonable best efforts to (i) maintain insurance coverage and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to WMS and the WMS Subsidiaries; (iii) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear expected; and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would result in a Material Adverse Effect on WMS;

  5.2.2 WMS shall not amend any of the material terms or provisions of the WMS Common;

  5.2.3 WMS shall not take any action that would result in the failure to maintain the trading of WMS Common on the NYSE; and

  5.2.4 WMS shall not declare or pay any dividend or distribution on any outstanding shares of its capital stock.

  5.2.5 Between the date hereof and the Effective Time, (i) WMS shall provide to the Company within 25 days after the end of each month (other than June which need not be provided until completion of review by WMS' auditors and audit committee), such financial statements as are customarily prepared by WMS on a monthly basis; (ii) WMS and each WMS Subsidiary shall promptly advise the Company of developments which could be expected to result in a material change in the business of WMS or any WMS Subsidiary as presently operated; and (iii) subject to WMS' contractual obligations to maintain confidentiality of certain agreements to which WMS or any WMS Subsidiary is a party, WMS and each WMS Subsidiary shall permit representatives of the Company to have access to such information, documents, facilities and personnel as the Company may from time to time request.

  5.3 NOTICE OF BREACH. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Agreement and will use all reasonable efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of the Company Disclosure Schedule or the WMS Disclosure Schedule.

  6. ADDITIONAL AGREEMENTS.

  6.1 REGISTRATION STATEMENT; PROXY STATEMENT; AUDITORS' LETTERS; OTHER
MATTERS.

  6.1.1 As promptly as practicable after the execution of this Agreement, WMS and the Company shall cooperate and promptly prepare and file with the SEC a joint proxy statement (the "Proxy Statement--Prospectus") with respect to the joint special meeting (the "Meeting") in connection with the Merger. At an appropriate time mutually determined by WMS and the Company prior to the clearance of the Proxy Statement--Prospectus, WMS and the Company shall cooperate and promptly prepare and WMS shall file with the SEC the Registration Statement, with respect to the WMS Common issuable in the Merger (and with respect to the outstanding Company Options or Company Warrants or any similar executive compensation awards, following the Merger), in which Registration Statement the Proxy Statement--Prospectus shall be included as a prospectus with respect to such shares of WMS Common. The respective parties shall cause the Proxy Statement--Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. WMS shall use all reasonable efforts, and the Company will reasonably cooperate with WMS, to have the Registration Statement declared effective by the SEC as promptly as practicable. WMS shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. WMS and the Company each agree that the Proxy Statement--Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the Meeting, or, in the case of the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that the written information concerning the Company provided by it for inclusion in the Proxy Statement--Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Meeting, or, in the case of written information concerning the Company provided by the Company for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. WMS agrees that the written information concerning WMS provided by it for inclusion in the Proxy Statement--Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Meeting, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as otherwise required by law, no amendment or supplement to the Proxy Statement--Prospectus shall be made by WMS or the Company without the approval of the other party. WMS shall advise the Company and the Company shall advise WMS, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the WMS Common issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement--Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

  6.1.2 The Company shall use its reasonable best efforts to cause to be delivered to WMS a letter of Coopers & Lybrand L.L.P., the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, customary in form, scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  6.1.3 WMS shall use its reasonable best efforts to cause to be delivered to the Company a letter of Ernst & Young LLP, WMS' independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to WMS, customary in form, scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  6.1.4 WMS shall use its best efforts to have authorized, as soon as practicable, for listing on the NYSE, upon official notice of issuance, the shares of WMS Common to be issued in the Merger (or with respect to the outstanding Company Options or Company Warrants or any similar executive compensation awards, following the Merger).

  6.2 ALTERNATIVE PROPOSALS. Subject to the proviso of this Section 6.2, prior to the Effective Time, the Company agrees that (i) neither it nor any of the Company Subsidiaries shall, and it shall use reasonable efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Company Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction (other than a transaction contemplated and permitted pursuant to Section 7.2.5 hereof) involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any Company Subsidiary (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations or enter into any agreement concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, (ii) it shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it shall take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.2 and (iii) it shall notify WMS as promptly as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 6.2 shall prohibit the Board of Directors of the Company from (a) after notice to WMS, furnishing information to, or entering into negotiations or discussions with, any person or entity that makes an unsolicited bona fide Alternative Proposal if the Board of Directors of the Company determines in good faith, after consultation with counsel, that the failure to do so could reasonably be deemed a breach of its fiduciary duties under applicable law, (b) failing to make, withdrawing, modifying or changing the recommendation referred to the Company Stockholders, the approval and adoption of this Agreement if the Board of Directors of the Company determines in good faith, after consultation with counsel, that making such recommendation, or the failure to withdraw, modify or change such recommendation, could reasonably be deemed a breach of its fiduciary duties under applicable law, (c) recommending to the Company Stockholders an Alternative Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, is likely to be more favorable, from a financial point of view, to the Company Stockholders, than the Merger or (d) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

  6.3 INDEMNIFICATION OF DIRECTORS AND OFFICERS. The provisions of the Certificate of Incorporation of the Surviving Corporation with respect to indemnification on the date of this Agreement, shall not be amended, repealed or otherwise modified for a period six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Without limiting the obligations under the previous sentence, for a period of six years after the Effective Time, the Surviving Corporation will maintain in effect insurance policies, covering the directors and officers of the Company immediately prior to the Effective Time, for claims made within such six year period with respect to directors' and officers' liability for activities taken or not taken on or prior to the Effective Time, such policies to be comparable in all material respects (including dollar amount and scope of coverage) to the policies presently maintained by the Company for such purpose.

  6.4 REGULATORY COMPLIANCE. The Company and WMS will use their respective best efforts to comply promptly with all requirements which federal or state law may impose on them with respect to the Merger. The Company and WMS shall, as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. The Company and WMS will take all such action as may be necessary under the federal securities laws applicable to or necessary for, and will file and, if appropriate, use their best efforts to have declared effective or approved, all documents and notifications with the SEC and other governmental or regulatory bodies which they deem necessary or appropriate for the consummation of the Merger and the transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions. The Company and WMS will take all such action as may be necessary under gaming laws and regulations applicable to or necessary for the consummation of the Merger and the transactions contemplated hereby and will, as soon as practicable, file or cause to be filed with all Governmental Entities having jurisdiction over the gaming activities of the Company, Company Subsidiaries, WMS and WMS Subsidiaries, on behalf of such entities or individuals as required, such applications, disclosure statements, documents and other submissions for approval, qualification or consent as may be required in connection therewith. No party hereto will intentionally take, or omit to take, any action, which action or omission will have the effect of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration. The Company and WMS shall file in a timely manner all reports and documents required to be so filed by or under the Exchange Act.

  6.5 REORGANIZATION. From and after the date hereof and until the Effective Time, neither WMS nor the Company shall knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

  6.6 ENVIRONMENTAL AUDIT. Unless WMS shall have waived the condition set forth in Section 7.2.8 hereof, within 30 days after the date hereof, WMS shall at its expense cause an environmental audit firm of recognized standing to commence a Phase I assessment of all the real property owned or occupied by the Company or any Company Subsidiary as set forth on the Company Disclosure Schedule and to conclude the same within 60 days of the date hereof. No sampling of soil or ground water shall be undertaken as part of any audit unless the same is consented to, in writing, by the Company, such consent not to be unreasonably withheld. WMS shall promptly provide the Company with a copy of such report.

  6.7 ARRANGEMENTS WITH CERTAIN OFFICERS OF THE COMPANY. WMS shall be bound by all employment agreements and related plans currently in effect for officers, directors and employees of the Company, including provisions of those agreements and plans relating to stock options, performance units, stock payment rights, restricted stock and/or change of control. Prior to the Effective Time, the Company may enter into amendments to such agreements and plans with each of Richard Gillman, Hans Kloss and Neil Jenkins in form and content reasonably satisfactory to WMS and such individuals.

  7. CLOSING CONDITIONS.

  7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

  7.1.1 EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of WMS or the Company, threatened by the SEC.

  7.1.2 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Stockholders, and shall have been approved and adopted by the requisite vote of the WMS Stockholders.

  7.1.3 NO ORDER. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

  7.1.4 HSR ACT. The applicable waiting period under the HSR Act shall have expired or been terminated.

  7.1.5 GOVERNMENTAL APPROVALS. Other than the filing of Certificate of Merger in accordance with Delaware Law, all licenses, permits, registrations, authorizations, consents, waivers, orders or other approvals required to be obtained, and all filings, notices or declarations required to be made, by WMS or any WMS Subsidiary, and the Company or any Company Subsidiary, in order to consummate the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities, without any material condition thereto.

  7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF WMS. The obligations of WMS to effect the Merger and the transactions contemplated herein are also subject to the following conditions:

  7.2.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except
(i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. WMS shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect.

  7.2.2 AGREEMENT AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. WMS shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect.

  7.2.3 TAX OPINION. WMS shall have received the opinion of Squadron, Ellenoff, Plesent, Sheinfeld & Sorkin LLP, to be delivered at the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of representation letters from each of WMS and the Company. The specific provisions of each such representation letter shall be in form and substance satisfactory to Squadron, Ellenoff, Plesent, Sheinfeld & Sorkin LLP and Shereff, Friedman, Hoffman & Goodman, LLP, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

  7.2.4 FAIRNESS OPINION. Oppenheimer & Co. Inc. shall have provided to the Board of Directors of WMS (i) as of a date not more than five days before the date on the Proxy Statement--Prospectus is first mailed to stockholders of WMS and (ii) as of a date not more than five days prior to the Effective Time, their written opinion that the Merger is fair to the stockholders of WMS from a financial point of view.

  7.2.5 DISPOSITION OF BALLY WULFF. Prior to or contemporaneously with the Effective Time, the Company shall have completed the sale or other disposition of Bally Wulff Automaten GmbH and Bally Wulff Vertriebs GmbH and all other entities relating to the Company's operations in Germany, but not including Bally Gaming International GmbH Hannover (collectively "Bally Wulff"), either by means of a sale of all of the outstanding capital stock of the entities comprising Bally Wulff or a distribution of Bally Wulff to the Company Stockholders. A sale of Bally Wulff shall be deemed to satisfy the condition set forth in this Section 7.2.5 only if it results in the Company receiving net proceeds, after taxes and transaction expenses, of at least Fifty Five Million ($55,000,000) Dollars (the "Minimum Proceeds") and if the Company has no liabilities, contingent or otherwise, resulting from such sale, by reason of representations and warranties or otherwise, except to the extent of the net proceeds of the sale of Bally Wulff in excess of the Minimum Proceeds and except that the Company may make representations with respect to ownership, due organization and authority to enter into such transaction. If the Company at or prior to the Effective Time completes a sale of Bally Wulff that satisfies the condition set forth in this Section 7.2.5, the Company may declare a distribution payable to holders of Company Common at the Effective Time in an aggregate amount equal to all or a portion of the net proceeds of the sale of Bally Wulff in excess of the Minimum Proceeds payable at such time as the purchaser of Bally Wulff shall no longer have recourse to such net proceeds in excess of the Minimum Proceeds; provided that such distribution does not adversely effect the tax opinions provided for in Sections 7.2.3 and 7.3.3 hereof; and, provided further that to the extent such distribution would adversely affect the tax opinions provided for in Sections 7.2.3 and 7.3.3 hereof, such excess cash shall be retained by the Company and the Exchange Ratio set forth in Sections 2.1 hereof shall be adjusted to increase the total number of shares of WMS Common to be received by the Company Stockholders, by a number of shares of WMS Common equal to the amount of such excess cash divided by the market price of WMS Common on the NYSE at the Effective Time; provided that WMS shall in no event be required to issue fractional shares of WMS Common and in lieu thereof Section 2.4 hereof shall apply. To the extent such excess cash is subject to reduction by reason of contingent claims or otherwise, the amount of such excess cash shall be reduced accordingly, and the additional shares of WMS Common to be issued shall be adjusted appropriately, promptly after the amount of such excess cash remaining after any such reduction is finally determined. A distribution of Bally Wulff shall be deemed to satisfy the condition set forth in this Section 7.2.5 only if (i) the Company and all Company Subsidiaries are released from obligations with respect to the Company's Forty Million ($40,000,000) Dollars 10 3/8% Senior Secured Notes due July 15, 1998; (ii) the sum of Fifteen Million ($15,000,000) Dollars is paid to the Company by Bally Wulff as a dividend; (iii) the Company shall not have any liabilities, contingent or otherwise, resulting from such distribution except for liabilities arising as a matter of law by reason of such distribution; and
(iv) all costs and expenses of such distribution are borne by Bally Wulff.

  7.2.6 ARRANGEMENTS WITH CERTAIN OFFICERS OF THE COMPANY. WMS intends to honor all employment agreements and related plans currently in effect for officers, directors and employees of the Company, including provisions of those agreements and plans relating to change of control. Prior to the Effective Time, the Company shall have entered into amendments to the employment agreements with each of Richard Gillman, Hans Kloss and Neil Jenkins in form and content satisfactory to WMS and such individuals.

  7.2.7 DEBT LIMITATIONS. At the Effective Time, after giving effect to the transactions referred to in Section 7.2.5 hereof, and the discharge of the Company's indebtedness in respect of its 10 3/8% Senior Secured Notes due July 15, 1998 and all indebtedness of the Company and the Company Subsidiaries to Marine Midland Business Loans, Inc., the Company, and the Company's Subsidiaries (excluding Bally Wulff), shall have no indebtedness and shall not be liable for indebtedness of any other person or entity, contingent or otherwise, other than (i) accounts payable to trade creditors incurred in the ordinary course of business; (ii) accrued liabilities for compensation and benefit related liabilities and other liabilities incurred in the ordinary course of business, all of such liabilities referred to in this clause (ii) not to exceed $10,000,000 plus any accrued interest with respect to the Company's 10 3/8% Senior Secured Notes due July 15, 1998; (iii) contingent liabilities for guarantees provided in connection with financing product sales not to exceed $25,000,000; and (iv) notes payable relating to Global Gaming Technology, Inc. and other receivable financings, not to exceed $4,000,000 in the aggregate. WMS shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect.

  7.2.8 ENVIRONMENTAL CONDITIONS. Prior to the Effective Time, WMS shall have received, from an environmental audit firm of recognized standing a certification substantially to the effect that no environmental conditions exist affecting properties owned or occupied by the Company or any Company Subsidiary which would require remediation or cleanup costs in excess of $100,000 for any particular property.

  7.2.9 NO MATERIAL ADVERSE CHANGE TO THE COMPANY. From the date hereof through and including the Effective Time, no event shall have occurred which would have a Material Adverse Effect on the Company. WMS shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect.

  7.2.10 THIRD PARTY CONSENTS. All third party consents shall have been received which may be required to avoid the breach of any material agreements to which the Company or any Company Subsidiary is a party, including consents of lessors, in order to consummate the Merger and the transactions contemplated hereby.

  7.2.11 A GAMING REGULATORY APPROVAL. All licenses, permits, registrations, authorizations, consents, waivers, orders or other approvals required to be obtained from, and all filings, notices or declarations required to be made with, the Gaming Regulatory Authorities set forth on the Company Disclosure
Schedule in order to permit the Company and any Company Subsidiary to conduct its business in the jurisdictions regulated by such Gaming Regulatory Authorities after the Effective Time in the same manner as conducted by it prior to the Effective Time shall have been obtained or made. Any license, permit, registration, authorization, consent, waiver, order, other approval, filing, notice or declaration which, in accordance with laws administered or regulations promulgated by any such Gaming Regulatory Authority, that may be obtained or made after consummation of the Merger shall not be deemed obtained or made, and the condition set forth in this Section 7.2.11 shall not be deemed satisfied, unless such license, registration, authorization, consent, waiver, order, other approval, filing, notice or declaration is obtained or made prior to the consummation of the Merger.

  7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions:

  7.3.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of WMS contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of WMS to the foregoing effect.

  7.3.2 AGREEMENTS AND COVENANTS. WMS shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of WMS to the foregoing effect.

  7.3.3 TAX OPINION. The Company shall have received the opinion of Shereff, Friedman, Hoffman & Goodman, LLP to be delivered at the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of representation letters from each of WMS and the Company. The specific provisions of each such representation letter shall be in form and substance satisfactory to each of Squadron, Ellenoff, Plesent, Sheinfeld & Sorkin LLP and Shereff, Friedman, Hoffman & Goodman, LLP and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

  7.3.4 FAIRNESS OPINION. Ladenburg, Thalmann & Co. Inc. shall have provided to the Board of Directors of the Company (i) as of a date not more than five days before the date on the Proxy Statement--Prospectus is first mailed to stockholders of the Company and (ii) as of a date not more than five days prior to the Effective Time, their written opinion that the Merger is fair to the stockholders of the Company from a financial point of view.

  7.3.5 NO MATERIAL ADVERSE CHANGE TO WMS. From the date hereof through and including the Effective Time, no event shall have occurred which would have a Material Adverse Effect on WMS. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of WMS to the foregoing effect.

  7.3.6 THIRD PARTY CONSENTS. All third party consents shall have been received which may be required to avoid the breach of any material agreements to which WMS or any WMS Subsidiary is a party, including consents of lessors, in order to consummate the Merger and the transactions contemplated hereby.

  7.3.7 GAMING REGULATORY APPROVAL. All licenses, permits, registrations, authorizations, consents, waivers, orders or other approvals required to be obtained from, and all filings, notices or declarations required to be made with, the Gaming Regulatory Authorities set forth on the WMS Disclosure
Schedule in order to permit WMS or any WMS Subsidiary to conduct its business in the jurisdictions regulated by such Gaming Regulatory Authorities after the Effective Time in the same manner as conducted by it prior to the Effective Time shall have been obtained or made. Any license, permit, registration, authorization, consent, waiver, order, other approval, filing, notice or declaration which, in accordance with laws administered or regulations promulgated by any such Gaming Regulatory Authority, that may be obtained or made after consummation of the Merger shall not be deemed obtained or made, and the condition set forth in this Section 7.3.7 shall not be deemed satisfied, unless such license, registration, authorization, consent, waiver, order, other approval, filing, notice or declaration is obtained or made prior to the consummation of the Merger.

  8. TERMINATION; EFFECT OF TERMINATION.

  8.1 RIGHT TO TERMINATE. ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY MAY BE TERMINATED AT ANY TIME PRIOR TO THE EFFECTIVE TIME BY PROMPT NOTICE GIVEN IN ACCORDANCE WITH SECTION 9.2:

  8.1.1 by the mutual written consent of WMS and the Company (with the approval of their respective Boards of Directors);

  8.1.2 by WMS (with the approval of its Board of Directors) or the Company (with the approval of its Board of Directors) if: (i) any Governmental Entity whose approval is required for consummation of the Merger has denied approval of the Merger and such denial has become final and nonappealable; or (ii) the Effective Time shall not have occurred at or before 11:59 pm New York time on February 7, 1996; provided, however, that the right to terminate this Agreement under this Section 8.1.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the occurrence of any of the events in clauses (i) or (ii) above;

  8.1.3 by WMS (with the approval of its Board of Directors), by giving written notice of such termination to the Company, if (i) there has been a material breach of any material agreement of the Company herein, such that in the reasonable opinion of WMS, the condition to closing in Section 7.2,2 could not be expected to be satisfied by the termination date contemplated by Section 8.1.2 hereof, (ii) there has been a material breach of any material representation or warranty of the Company herein such that, in the reasonable opinion of WMS, the condition to closing in Section 7.2.1 could not be expected to be satisfied by the termination date contemplated by Section 8.1.2 hereof; or (iii) the WMS Stockholders do not approve and adopt this Agreement at the Meeting; or

  8.1.4 by the Company (with the approval of its Board of Directors), by giving written notice of such termination to WMS, if (i) there has been a material breach of any agreement of WMS herein, such that in the reasonable opinion of the Company, the condition to closing in Section 7.3.2 could not be expected to be satisfied by the termination date contemplated by Section 8.1.2 hereof, (ii) there has been a material breach of any material representation or warranty of WMS herein, such that in the reasonable opinion of the Company, the condition to closing in Section 7.3.1 could not be expected to be satisfied by the termination date contemplated by Section 8.1.2 hereof, (iii) the Company's Stockholders do not approve and adopt this Agreement at the Meeting, (iv) the Board of Directors of the Company fails to make, withdraws, or modifies or changes the recommendation referred to in Section 6.2 based on its good faith determination, after consultation with counsel, that making such recommendation, or the failure to withdraw, modify or change such recommendation, could reasonably be deemed a breach of its fiduciary duties under applicable law, (v) the Board of Directors of the Company recommends to the Company Stockholders an Alternative Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, is likely to be more favorable, from a financial point of view, to the Company Stockholders than the Merger or (vi) prior to the Effective Time, WMS engages in any merger, acquisition, disposition or similar transaction with a third party which transaction requires the approval of WMS Stockholders.

  8.2 CERTAIN EFFECTS OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1 hereof:

  8.2.1 Except as provided in Sections 8.2.2, 8.2.3 and 9.6 hereof, this Agreement shall forthwith become void, there shall be no liability on the part of WMS or the Company or any of their respective affiliates, officers or directors and all rights and obligations of any party hereto shall cease; provide, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, prior to such termination;

  8.2.2 Each party, if so requested by the other party, will return promptly every document furnished to it by or on behalf of the other party in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; and

  8.2.3 Each party hereto shall continue to abide by the terms of the Letter Agreement between WMS and the Company dated April 17, 1995 notwithstanding any termination of this Agreement.

  This Section 8.2 shall survive any termination of this Agreement.

  9. MISCELLANEOUS.

  9.1 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

  9.1.1 Except as set forth in Section 9.1,2, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

  9.1.2 The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article 8 hereof; except that the agreements set forth in Articles 1, 2 and 9 and Section 6.3 hereof shall survive the Effective Time and those set forth in Section 8.2 and Article 9 hereof shall survive termination.

  9.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in any financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied and except as may be specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

  9.3 NOTICES. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if sent by certified or registered mail, return receipt requested and postage prepaid, hand delivered, overnight delivery service, or sent by telephone facsimile as follows:

  If to WMS, at:

    WMS Industries Inc.
    3401 North California Avenue
    Chicago, Illinois 60618
    Facsimile: (312) 961-1099
    Attention: Neil D. Nicastro, President

  With a copy to:

    Shack & Siegel, P.C.
    530 Fifth Avenue
    New York, New York 10036
    Facsimile: (212) 730-1964
    Attention: Jeffrey N. Siegel, Esq.

  If to Company, at:

    Bally Gaming International, Inc.
    6601 South Bermuda Road
    Las Vegas, Nevada 89119
    Facsimile: (702) 896-7990
    Attention: Richard Gillman, Chief Executive Officer

  With a copy to:

    Shereff, Friedman, Hoffman & Goodman, LLP
    919 Third Avenue
    New York, NY 10022-9998
    Facsimile: (212) 758-9526
    Attention: Martin Nussbaum, Esq.

or at such other address as any party may specify by notice given to other party in accordance with this Section. The date of giving of any such notice shall be three days following the posting of the mail, the date of hand delivery, the business day following delivery to an overnight delivery service or the date sent by telephone facsimile.

  9.4 NO WAIVER. No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in writing.

  9.5 GOVERNING LAW. Except to the extent that Delaware Law is mandatorily applicable to the Merger and the rights of the Company Stockholders and WMS Stockholders, this Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York applicable to contracts to be performed entirely within that State. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement which can be effected without such illegal clause, section or part shall nevertheless continue in full force and effect.

  9.6 EXPENSES, TRANSFER TAXES; CERTAIN PAYMENTS.

    9.6.1 Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses, except that (i) the filing fee in connection with the filing of the Registration Statement or the Proxy Statement--Prospectus with the SEC, (ii) the expenses incurred in connection with the printing and mailing of the Registration Statement and the Proxy Statement--Prospectus and (iii) the HSR filing fee, shall be shared equally by the Company and WMS.

    9.6.2 So long as WMS shall have not breached its obligations hereunder, if this Agreement is terminated by the Company pursuant to clause (v) of
  Section 8.1.4, within two business days after such termination, the Company shall pay WMS a fee of Four Million Eight Hundred Thousand ($4,800,000) Dollars, which amount shall be payable by wire transfer of same day funds.

    9.6.3 So long as WMS shall not have breached its obligations hereunder, if this Agreement is terminated by the Company pursuant to clauses (iii) and (iv) of Section 8.1.4 hereof and if any of the following shall have occurred or occur within six months after such termination:

      (i) any person (other than WMS or any WMS Subsidiary) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
    Act), a tender offer or exchange offer to purchase any shares of Company Common such that, upon consummation of such offer, such person would own or control 35% or more of the then outstanding Company Common and the Board of Directors of the Company, within ten business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by the Company Stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by the Company Stockholders; provided, however, that with respect to a tender offer or exchange offer first commenced within six months after termination of this Agreement by the Company the fee provided for in this Section
    9.6.3 shall not be payable unless such tender offer or exchange offer is consummated, whether or not such consummation is within such six month period.

      (ii) the Company or any Company Subsidiary shall have authorized, recommend, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than WMS or any WMS Subsidiary) to (A) effect a merger, consolidation or similar transaction involving the Company or any Company Subsidiary, (B) sell, lease or otherwise dispose of assets of the Company or any Company Subsidiary representing 35% or more of the consolidated assets of the Company and the Company Subsidiaries or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 35% or more of the voting power of the Company or any Company Subsidiary; or

      (iii) any person (other than WMS, any WMS Subsidiary, the Company or any Company Subsidiary in a fiduciary capacity) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 35% or more of the then outstanding Company Common;

then, within two business days after such occurrence, the Company shall pay WMS a fee of Four Million Eight Hundred Thousand ($4,800,000) Dollars, which amount shall be payable by wire transfer of same day funds.

  9.6.4 So long as WMS shall not have breached its obligations hereunder, if this Agreement is terminated by the Company pursuant to clause (iii) of Section
8.1.4 hereof and Section 9.6.3 is not applicable thereto, within two business days after such termination, the Company shall reimburse WMS for its out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation fees and disbursements of counsel, financial advisors and accountants, up to but not in excess of the sum of One Million Two Hundred Fifty Thousand ($1,250,000) Dollars. If the Company fails to promptly pay any amount due pursuant to Sections 9.6.2, 9.6.3 or9.6.4 and, in order to obtain such payment, WMS commences a suit which results in a judgment against the Company for all or a substantial portion of the amounts due thereunder, the Company shall pay to WMS its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

  9.6.5 So long as the Company shall not have breached its obligations hereunder, if this Agreement is terminated by WMS pursuant to clause (iii) of
Section 8.1.3 hereof and prior to such termination any person shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, more than 35% of the then outstanding WMS Common, within two business days after such termination, WMS shall pay the Company a fee of Four Million Eight Hundred Thousand ($4,800,000) Dollars, which amount shall be payable by wire transfer of same day funds.

  9.6.6 So long as the Company shall not have breached its obligations hereunder, if this Agreement is terminated by WMS pursuant to clause (iii) of
Section 8.1.3 hereof and Section 9.6.5 is not applicable thereto, within two business days after such termination, WMS shall reimburse the Company for its out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation fees and disbursements of counsel, financial advisors and accountants, up to but not in excess of the sum of One Million Two Hundred Fifty Thousand ($1,250,000) Dollars. If WMS fails to promptly pay any amount due pursuant to Sections 9.6.5 or 9.6.6 and, in order to obtain such payment, the Company commences suit which results in a judgment against WMS for all or a substantial portion of the amounts due thereunder, WMS shall pay to the Company its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

  9.7 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

  9.8 BINDING AGREEMENT. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied (other than the provisions of Section 6.3), is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  9.9 HEADINGS. The headings or captions under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or effect any of the provisions of this Agreement.

  9.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which when taken together shall constitute one agreement.

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

  In Witness Whereof, the parties hereto have caused this agreement to be signed on the date and year first above written.

                                          WMS Industries Inc.

                                                   /s/ Neil D. Nicastro
                                          By: _________________________________
                                            Neil D. Nicastro, President

                                          Bally Gaming International, Inc.

                                                    /s/ Richard Gillman
                                          By: _________________________________
                                            Richard Gillman, Chairman

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